Exhibit (p)(3)

SPROTT ASSET MANAGEMENT USA INC. CODE OF ETHICS Amended: January 2020

SPROTT ASSET MANAGEMENT USA INC.

CODE OF ETHICS

TABLE OF CONTENTS

SECTION 1.	GENERAL PRINCIPALS.		3
	1.1	Basic Principles	3
	1.2	Duties of Confidentiality	3

SECTION 2.	DEFINITIONS		3

SECTION 3.	STANDARDS OF CONDUCT AND COMPLIANCE WITH LAWS		5
	3.1	Chief Compliance Officer	5
	3.2	Service as a Director	5
	3.3	Gifts	5
	3.4	Fiduciary Duty	6
	3.5	General Ethical Conduct:	6
	3.6	Misappropriation of Customer Funds	7

SECTION 4.	PROTECTION OF MATERIAL NONPUBLIC INFORMATION		7
	4.1	Policy Statement on Insider Trading	7
	4.2	Who Is An Insider?	8
	4.3	What Is Material Information?	8
	4.4	What Is Nonpublic Information?	8
	4.5	Types of Liability	9

SECTION 5.	PERSONAL SECURITIES TRAINING		9
	5.1	Personal Account Trading	9

SECTION 6.	INITIAL PUBLIC OFFERING AND PRIVATE PLACEMENTS		10
	6.1	New Issues/Initial Public Offerings	10
	6.2	Private Placements	10
	6.3	New Employees	10

SECTION 7.	REPORTING VIOLATIONS		10

SECTION 8.	ONGOING AMENDMENTS		10

ACKNOWLEDGMENT OF RECEIPT AND COMPLIANCE WITH THE CODE			11

SPROTT ASSET MANAGEMENT USA INC.

CODE OF ETHICS

SECTION 1. GENERAL PRINCIPALS.

Sprott Asset Management USA Inc. (“SAM USA”) maintains a policy of compliance with the standards of ethical business conduct and the provisions of applicable securities laws, including rules and regulations promulgated by the U.S. Securities and Exchange Commission. This Code of Ethics applies to each employee (“Access Person”) of the Company. This Code of Ethics is designed to ensure compliance with legal requirements and the Company’s standards of business conduct.

As an Access Person, you have the responsibility at all times to place the interests of Clients first, to not take advantage of Client transactions, and to avoid, minimize, and/or mitigate actual or potential conflicts, or the appearance of conflicts, with the interests of Clients and other business partners. You also have a responsibility to act ethically, legally, and in the best interests of SAM USA and its Clients at all times. This Code of Ethics sets forth rules regarding these obligations. You are expected to not only follow the specific rules, but also the spirit of the Code of Ethics.

Rule 204A-1 requires registered investment advisers to establish, maintain and enforce a written code of ethics and is the legal basis for this document.

1.1 Basic Principles

This Code is based on a few basic principles that should pervade all investment related activities of all Access Persons, personal as well as professional:

1. The interests of Clients come before the Company’s or any Access Person’s interests;

2. Each Access Person’s professional activities and personal investment activities must be consistent with this Code and avoid or minimize any actual or potential conflict between the interests of Clients and those of the Company or the Access Person; and

3. Those activities must be conducted in a way that avoids any abuse of an Access Person’s position of trust with and responsibility to the Company and its Clients, including taking inappropriate advantage of that position.

The Access Person should understand that any and all activities of the Access Person during the term of his or her employment by the Company shall in all respects comply with applicable federal and state securities laws, and other laws, rules and regulations, as well as any applicable laws of foreign jurisdictions.

1.2 Duties of Confidentiality

All information relating to Client portfolios and activities and to proposed recommendations is strictly confidential. Consideration of a particular purchase or sale for a Client account may not be disclosed, except to authorized persons or as approved by the CEO or CCO.

The identity of each client and their personal information is to be confidential and not disclosed without written authorization from the client.

SECTION 2. DEFINITIONS

“Access Person” is each of the following: a director, employee, or officer of the Company who, in connection with his or her regular functions or duties, has access to, or makes, participates in, or obtains information regarding the purchase or sale of Securities by a Client, or whose functions relate to the making of any recommendations with respect to the purchases or sales; or a natural person in a control relationship to the Company who obtains information concerning recommendations made to a Client with regard to the purchase or sale of Securities.

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“Beneficial Ownership” The concept of “beneficial ownership” of securities is broad. It includes not only securities a person owns directly, and not only securities owned by others specifically for his or her benefit, but also (i) securities held by his or her spouse, minor children and relatives who live full time in his or her home, and (ii) securities held by another person if by reason of any contract, understanding, relationship, agreement or other arrangement the employee obtains benefits substantially equivalent to ownership.

“Client Accounts” are all accounts managed by the Company.

“Client” is any person or entity for which the Company provides investment advisory services, and includes investors in any investment fund or product managed by the Company.

“Code” refers to this Code of Ethics.

“Company” or “SAM USA” refers to Sprott Asset Management USA Inc.

“Covered Accounts” Covered Accounts consist of:

A.	Securities accounts of which the Access Person is a beneficial owner.

B.

Each securities account registered in an Access Person’s name and each account or transaction in which an Access Person has any direct or indirect “beneficial ownership interest” (other than accounts of investment limited partnerships or other investment funds not specifically identified by the CCO as “Covered Accounts”).

“CCO” is the Chief Compliance Officer for the Company.

“CEO” is the Chief Executive Officer of the Company.

“Employee” refers to each employee, supervised persons and investment professionals, officers and directors associated with or employed by the Company.

“Immediate Family” of any person includes his or her spouse, minor children, and relatives living in his or her principal residence.

“Initial Public Offering” means an offering of securities registered under the Securities Act of 1933, the issuer of which, immediately before the registration, was not subject to the reporting requirements of sections 13 or 15(d) of the Securities Exchange Act of 1934.

“Investment Professional” is each of the following:

A.

An employee or Access Person of the Company, or any of its affiliates, who, in connection with his or her regular functions or duties, makes or participates in making recommendations regarding the purchase or sale of Securities by a Client (including a portfolio manager, an investment counselor, and an investment analyst);

B.

A natural person who controls the Company, an affiliate of the Company, or a Fund and who obtains information concerning recommendations made to the Fund or other Client with regard to the purchase or sale of securities by a Client; and

C.	Every Investment Professional.

“Large Cap Issuer” is an issuer of Securities with an equity market capitalization of more than $2 billion.

“Private Placement” is a sale of an issue of securities by the issuing company directly to a limited number of investors within SEC rules. A Private Placement is also a Private Placement in Public Equity in which restricted shares are issued and not allowed to be traded for a specific period dependent on regulatory timelines.

“SEC” refers to the United States Securities and Exchange Commission.

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“Securities” means notes, stocks, treasury stocks, bonds, debentures, evidences of indebtedness, certificates of interest or participation in any profit sharing agreement, collateral trust certificates, pre-organization certificates or subscriptions, transferable shares, investment contracts, voting trust certificates, certificates of deposit for a security, fractional undivided interests in oil, gas, or other mineral rights, puts, calls, straddles, options, or privileges on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof), or puts, calls, straddles, options, or privileges entered into on a national securities exchange relating to foreign currency, or, in general, any interests or instruments commonly known as “securities,” or any certificates of interest or participation in, temporary or interim certificates for, receipts for, guarantees of, or warrants or rights to subscribe to or purchase any of the foregoing, or any other securities subsequently defined as such by the SEC, but do not include shares issued by open-end investment companies registered under the Investment Company Act of 1940, direct obligations of the government of the United States, bankers acceptances, bank certificates of deposit, commercial paper, or high quality short-term debt instruments, including repurchase agreements.

“Supervised Person” refers to any partner, officer, director, Access Person (or other person occupying a similar status or performing similar functions), or employee of an investment adviser, or other person who provides investment advice on behalf of the investment adviser and is subject to the supervision and control of the investment adviser.

SECTION 3. STANDARDS OF CONDUCT AND COMPLIANCE WITH LAWS

3.1 Chief Compliance Officer

Many of the specific procedures, standards, and restrictions described in this Code involve consultation with the designated CCO.

3.2 Service as a Director

No Access Person may serve as a director of a publicly-held company without prior approval by the CCO (or the CEO, if the CCO is the proposed board member) based upon a determination that service as a director would not be adverse to the interests of any Client. In the limited instances in which such service is authorized, Access Persons serving as directors will be isolated from other employees who are involved in making decisions as to the securities of that company, through procedures determined by the CCO to be appropriate in the circumstances.

3.3 Gifts and Entertainment

Giving or receiving gifts or entertainment in a business setting may give rise to an appearance of impropriety or may raise a potential conflict of interest. The Company has adopted this policy to guide Access Persons in this area.

The receipt or giving of any gift or entertainment whose fair market value is in an amount that is not in the normal course of business from any person or entity that does business with or on behalf of any Client is prohibited, except as otherwise permitted by the CCO. The CCO and CEO shall determine if said gift or entertainment is outside the normal course of business. All gifts and entertainment shall be logged into the Gift Log or Entertainment Log and shall record: date, recipient, estimated value, account number (if applicable), description of the gift, date, Employer and any message or note accompanying the gift.

In order not to confuse different regulatory standards, $100.00 per counterparty per calendar year will be used as a general guideline, but is subject to the discretion of the CCO who may approve the gift if the gift given or received is commercially reasonable and does not give rise to an appearance of impropriety or raise a potential conflict of interest. Although modest gifts and favors, which would not be regarded by others as improper, may be accepted or given on an occasional basis, even a nominal gift should not be

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accepted if, to a reasonable observer, it might appear that the gift would influence the recipient’s business decisions. Where there is a law that affects the conduct of a particular business and the acceptance of gifts of nominal value, the law must be followed. This monetary restriction does not apply to bona fide dining or bona fide entertainment if, during such dining or entertainment, the Access Person is physically present with the person or representative of the entity that does business with the Company.

3.4 Fiduciary Duty

As an investment adviser, the Company is a fiduciary to its Clients. It owes its Clients the highest duty of loyalty and relies on each Access Person to avoid conduct that is or may be inconsistent with that duty. It is also important for Access Persons to avoid actions that, while they may not actually involve a conflict of interest or an abuse of a Client’s trust, may have the appearance of impropriety. Because the Company may serve as investment adviser to a number of types of separate accounts, the Company has adopted this Code of Ethics setting forth policies and procedures, including the imposition of restrictions on itself and Access Persons, to the extent reasonably necessary to prevent certain violations of applicable law. This Code of Ethics is intended to set forth those policies and procedures and to state the Company’s broader policies regarding its duty of loyalty to clients/investors.

3.5 General Ethical Conduct:

The following are potentially compromising situations that Access Persons must avoid:

A.

Causing the Company, acting as principal for its own account or for any account in which the Company or any person associated with the Company (within the meaning of the Investment Advisers Act), to sell any security to or purchase any security from a Client in violation of any applicable law, rule or regulation of a governmental agency

B.

Communicating any information regarding the Company, the Company’s investment products, or any Client to prospective Clients, journalists, or regulatory authorities that is not accurate, is untrue, or which omits to state a material fact

C.	Engaging in any act, practice, or course of business that is fraudulent, deceptive, or manipulative, particularly with respect to a current or prospective Client

D.	Engaging in any conduct that is not in the best interest of the Client or might appear to be improper

E.

Engaging in any financial transaction with any of the Company’s vendors, Clients or Access Persons, including but not limited to: providing any rebate, directly or indirectly, to any person or entity that has received compensation from the Company; accepting, directly or indirectly, from any person or entity, other than the Company, compensation of any nature such as a bonus, commission, fee, gratuity or other consideration in connection with any transaction on behalf of the Company; beneficially owning any security of, or have, directly or indirectly, any financial interest in, any other organization engaged in securities, financial or related business, except for beneficial ownership of not more than one percent (1%) of the outstanding securities of any business that is publicly owned

F.	Engaging in any form of harassment

G.	Improperly using or authorizing the use of any inventions, programs, technology or knowledge that are the proprietary information of the Company

H.

Investing or holding outside interest or directorship in Clients, vendors, customers or competing companies, including financial speculations, where such investment or directorship might influence in any manner a decision or course of action of the Company. In the limited instances in which service as a director is authorized by the Company, Access Persons serving as directors will be isolated from other employees who are involved in making decisions as to the securities of that company through procedures determined by the Company to be appropriate according to the circumstances

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CODE OF ETHICS

I.	Making any unlawful or improper agreement with vendors, existing or potential investment targets or other organizations

J.	Making any untrue statement of a material fact or omitting to state to any person a material fact necessary in order to make the statements the Company has made to such person materially complete

K.	Participation in civic or professional organizations that might involve divulging confidential information of the company

L.

Unlawfully discussing trading practices, pricing, Clients identities, research, strategies, processes, markets, or any information which may be deemed proprietary and confidential with competing companies or their employees, or

M.

Using or attempting to use any device, scheme or artifice to defraud, or engaging in any act, practice, or course of conduct that operates or would operate as a fraud or deceit upon, any Client or prospective Client or any party to any securities transaction in which the Company or any of its Clients is a participant

3.6 Misappropriation of Customer Funds

Misappropriation, stealing, or conversion of customer funds is prohibited and constitute serious fraudulent and criminal acts. Examples of such acts include (1) unauthorized wire or other transfers in and out of customer accounts; (2) borrowing customer funds; (3) converting customer checks that are intended to be added or debited to existing accounts; and (4) taking liquidation values of securities belonging to customers.

SECTION 4. PROTECTION OF MATERIAL NONPUBLIC INFORMATION

The Company has adopted the following policies and procedures to detect and prevent the misuse of material, nonpublic information by Access Persons.

4.1 Policy Statement on Insider Trading

The Company forbids any officer, director or Access Person from trading, either personally or on behalf of others, on material nonpublic information or communicating material nonpublic information to others in violation of the law. This conduct is frequently referred to as “insider trading.” The Company’s policy applies to every officer, director and Access Person and extends to activities within and outside their duties at the Company. Each officer, director and Access Person must read this policy statement and acknowledge his or her understanding of it. Any questions regarding the Company’s policy and procedures should be referred to the CCO.

The term “insider trading” is not statutorily defined in the federal securities laws, but generally is used to refer to the use of material nonpublic information to trade in securities (whether or not one is an “insider”) or to communications of material nonpublic information to others.

While the law concerning insider trading is not static, it is generally understood that the law prohibits the following:

A.	Trading by an insider while in possession of material nonpublic information

B.

Trading by a non-insider, while in possession of material nonpublic information, where the information either was disclosed to the non-insider in violation of an insider’s duty to keep it confidential or was misappropriated

C.	Communicating material nonpublic information to others in violation of one’s duty to keep such information confidential

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Penalties for trading on or communicating material nonpublic information are severe, both for individuals involved in the trading (or tipping) and their employers. A person can be subject to some or all of the penalties below even if he or she does not personally benefit from the violation. In addition, any violation of this policy statement can be expected to result in serious disciplinary measures by the Company, up to and including dismissal of the persons involved.

4.2 Who Is An Insider?

The concept of an “insider” is broad. It includes officers, directors and employees of a company. In addition, a person can be a “temporary insider” if he or she enters into a special confidential relationship in the conduct of a company’s affairs and as a result is given access to information solely for the company’s purposes. A temporary insider can include certain “outsiders” such as, among others, a company’s attorneys, accountants, consultants, bank lending officers, and the employees of such organizations. According to the United States Supreme Court, before such an “outsider” may be considered a “temporary insider,” the company’s relationship with the outsider must be such that the company reasonably expects him or her to keep the disclosed nonpublic information confidential.

4.3 What Is Material Information?

While Access Persons are prohibited from trading on inside information, solely trading on inside information is not a basis for liability unless the information is “material.” Information generally is material if there is a substantial likelihood that a reasonable Client would consider it important in making his or her investment decisions, or if public dissemination of the information is reasonably certain to have a substantial effect on the price of a company’s securities. Information that should be presumed to be material includes, but is not limited to: dividend changes; earnings estimates; changes in previously released earnings estimates; significant merger or acquisition proposals or agreements; commencement of or developments in major litigation; liquidation problems; and extraordinary management developments.

Questions one might ask in determining whether information is material include:

•	Is this information that a Client would consider important in making his or her investment decisions?

•	Is this information that would substantially affect the market price of the securities if generally disclosed?

•

Is the information nonpublic? To whom has this information been provided? Has the information been effectively communicated to the marketplace by being published in a recognized national distribution agency or publication such as Reuters, The Wall Street Journal or other such widely circulated publications?

Caution must be exercised however, because material information does not necessarily have to relate to a company’s business. The Supreme Court of the United States has broadly interpreted materiality in some cases, and has asserted criminal liability associated with inappropriate disclosures. In most cases, any information that is nonpublic is considered material by virtue of being nonpublic.

4.4 What Is Nonpublic Information?

Information is nonpublic until it has been effectively communicated to the market place. One must be able to point to some fact to show that the information is generally public. For example, information found in a report filed with the Securities and Exchange Commission, or appearing in Dow Jones, Reuters, The Wall Street Journal, Bloomberg or other publications or platforms of general circulation would be considered public.

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CODE OF ETHICS

4.5 Types of Liability

Actions by the US courts, including the Supreme Court have resulted in findings that assert liability to fiduciaries in the context of trading on material nonpublic information. In some cases it has been found that a non-insider can enter into a confidential relationship with the company through which they gain information or they can acquire a fiduciary duty to the company’s shareholders as “tippees” if they are aware or should have been aware that they have been given confidential information by an insider who has violated his fiduciary duty to the company’s shareholders. This is a circumstance into which an Access Person of the Company may fall.

In the “tippee” situation, a breach of duty can occur if either the insider or the tippee benefits, directly or indirectly, from the disclosure. It is important to note that the benefit does not have to be monetary; it can be a gift, and can even be a ‘reputational’ benefit that will translate into future earnings.

Another basis for insider trading liability is the “misappropriation” theory, where trading occurs on material nonpublic information that was stolen or misappropriated from any other person. This theory can be used to apply liability to individuals not previously thought to be encompassed under the fiduciary duty theory.

Criminal and civil penalties can be cumulative and severe. Under federal law, employees can be held criminally liable for insider trading and can incur fines of up to $5 million and prison sentences of up to 20 years. The SEC may also seek injunctive action in federal court to obtain disgorgement of profits gained or losses avoided, and seek civil penalties of up to three times the profit gained or losses avoided. Contemporaneous traders of the same securities as an inside trader can bring private actions in federal court against persons who trade on the basis of material non-public information.

SECTION 5. PERSONAL SECURITIES TRADING

5.1 Personal Account Trading

Although Access Persons are not prohibited under this policy from trading securities for their own accounts at the same time that they are involved in trading on behalf of Clients, they must do so only in full compliance with the Personal Securities Policy contained in the Policy and Procedures Manual, under this Code of Ethics, and with their fiduciary obligations. At all times, the interests of the Clients will prevail over the Access Person’s interest. No trades or trading strategies used by an Access Person may conflict with the Company’s strategies or the markets in which the Company is trading. The Company’s Access Persons may not use the Company’s proprietary trading strategies to develop or implement new strategies that may otherwise disadvantage the Company or its Clients.

It is the Company’s policy to impose specific requirements related to each Access person’s personal trading and investment activity as contained in the Policy and Procedures Manual.

The Company’s policy is to consider the effects of various types of trading, including short term trading and trading in new issues as a potential conflict of interest.

Approval may be refused for any proposed trade by an Access Person that:

A.	Involves a security that is being or has been purchased or sold by the Company on behalf of any Client or is being considered for purchase or sale

B.	Is otherwise prohibited under any internal policies of the Company (such as the Company’s Policy and Procedures to Detect and Prevent Insider Trading)

C.	Breaches the Access Person’s fiduciary duty to any Client

D.	Is otherwise inconsistent with applicable law, including the Advisers Act and the Employee Retirement Income Security Act of 1974, as amended

E.	Creates an appearance of impropriety

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The Procedures section shall address the Company’s specific procedures for these types of investments and trading.

Each Access Person shall complete an initial disclosure as per the Policy & Procedures Manual as to all reportable securities and all brokerage accounts. Such report shall be made thereafter quarterly and annually as set out in the Policy & Procedures Manual. The holdings report must be current as of 45 days prior to the date each report is submitted. Access persons must submit quarterly reports with securities transactions no later than 30 days after the close of the calendar quarter.

SECTION 6. INITIAL PUBLIC OFFERING AND PRIVATE PLACEMENTS

6.1 New Issues/Initial Public Offerings

No Access Person may purchase new publicly offered issues of any securities or any securities that are part of limited offering for any Covered Account in the public offering of those securities without the prior written consent of the CCO.

6.2 Private Placements

No Access Person may purchase a private security or a Private Placement without the prior written consent of the CCO.

6.3 New Employees

Each Access Person must, at the onset of employment and immediately following subsequent events involving the acquisition of securities (marriage, inheritance, etc.), disclose to the CCO the identities, amounts, and locations of all securities he/she owns.

On an annual basis, each Access Person will be required to confirm the location of all Covered Accounts. Duplicate statements and trade confirmations must be provided to the CCO from the account custodian or the Access Person, either in paper form or electronically through the Company’s personal trade system, Schwab Compliance Technologies.

SECTION 7. REPORTING VIOLATIONS

Violations of this Code of Ethics will be reported to the CCO who will inform the CEO. The type of violation, duration, severity, intention and any repeat matters will be taken into account. Discipline, up to and including termination, will be decided by a committee of the senior management of the firm.

As per the rule, the firm expects prompt internal reporting of any violations of the Code made to the CCO or the CEO. Retaliation for reporting violations will not be tolerated and should an Access Person have concerns, they may make an anonymous report to either officer.

Alternatively, supervised persons may contact the Securities and Exchange Commission staff directly at the Office of the Whistleblower at (202) 551-4790 or www.sec.gov/whistleblower about possible securities law violations.

SECTION 8. ONGOING AMENDMENTS

This Code is a corporate statement of policy, the contents of which may be modified, substituted, or altered at any time by the Company. All amendments to this Code must be approved by the management of the Company. This Code is not intended to create a contract of employment or to alter the employment relationship that exists between Employees and the Company.

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ACKNOWLEDGMENT OF RECEIPT AND COMPLIANCE WITH THE CODE

I hereby certify that I have had the opportunity to read and review the Code of Ethics of Sprott Asset Management USA Inc. I understand that a violation of any provision of the Code of Ethics is grounds for discipline up to, and including, termination of my position with the Company. I also understand that if I discover a violation of any provision of the Code of Ethics, it is my duty to notify the CCO or CEO of the violation.

I hereby affirm my understanding and adherence to the policies and guidelines set forth in the Company’s Code of Ethics.

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